Exhibit 99.1

SOUND POINT MERIDIAN CAPITAL, INC.

ANNOUNCES FIRST FISCAL QUARTER 2026

COMMON DISTRIBUTIONS and Preferred

Distributions

February 5, 2025

NEW YORK, NEW YORK – Sound Point Meridian Capital, Inc. (NYSE: SPMC, SPMA), a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Company”), today is pleased to announce the declaration of distributions on shares of the Company’s common and preferred stock for the first fiscal quarter 2026. (second calendar quarter of 2025).

The Company is declaring a monthly distribution of $0.25 per share on its common stock to be paid on each of April 30, 2025, May 30, 2025, and June 30, 2025.

The distributions are payable based on the following schedule:

Record Date	Payable Date	Amount per common share
April 15, 2025	April 30, 2025	$0.25
May 15, 2025	May 30, 2025	$0.25
June 13, 2025	June 30, 2025	$0.25

Distributions on common stock are generally paid from net investment income (regular interest and dividends) and may also include capital gains and/or a return of capital. The specific tax characteristics of the distributions will be reported to the Company’s stockholders on Form 1099 after the end of the 2025 calendar year.

The Company is also pleased to announce the declaration of distributions on shares of the Company’s 8.00% Series A Term Preferred Stock due 2029 (the “Series A Term Preferred Stock”) as follows:

Record Date	Payable Date	Amount per common share
April 15, 2025	April 30, 2025	$0.16667
May 15, 2025	May 30, 2025	$0.16667
June 13, 2025	June 30, 2025	$0.16667

The distributions on the Series A Term Preferred Stock reflect an annual distribution rate of 8.00% of the $25.00 liquidation preference per share.

ABOUT THE COMPANY

The Company is an externally managed, non-diversified closed-end management investment company. The Company’s investment objective is to generate high current income, with a secondary objective to generate capital appreciation, by investing primarily in third-party collateralized loan obligation (“CLO”) equity and mezzanine tranches of predominately U.S. dollar-denominated CLOs backed by corporate leveraged loans issued primarily to U.S. obligors. The Company is externally managed and advised by Sound Point Meridian Management Company, LLC, a Delaware limited liability company. For additional information, visit https://www.soundpointmeridiancap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the prospectus and the Company’s other filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Source: Sound Point Meridian Capital, Inc.

Investor Relations:

Julie Smith – Sound Point Capital

(833) 217-6665

ir@soundpointmeridiancap.com

www.soundpointmeridiancap.com

NOT FDIC INSURED ● NO BANK GUARANTEE ● MAY LOSE VALUE